Exhibit 99.1

TRIUS THERAPEUTICS REPORTS FOURTH QUARTER AND YEAR END 2011 FINANCIAL

RESULTS

San Diego, CA, March 13, 2012 – Trius Therapeutics, Inc. (Nasdaq: TSRX), a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections, announced today its financial results for the fourth quarter and year ended December 31, 2011 and provided an update on recent accomplishments.

For the fourth quarter of 2011, Trius reported a net loss of $12.5 million, or $0.44 per share, compared to a net loss of $8.8 million, or $0.37 per share, for the comparable period in 2010. For the year ended December 31, 2011, Trius reported a net loss of $18.3 million, or $0.69 per share, compared to a net loss of $23.9 million, or $2.36 per share, for the comparable period in 2010. The decrease in the net loss per share for the year ended December 31, 2011 as compared to the same period in 2010 was primarily due to the increase in shares outstanding resulting from the Company’s initial public offering in August 2010 and private placement financing in May 2011.

At December 31, 2011, Trius had cash, cash equivalents and short-term investments totaling $59.1 million, which does not include the net proceeds of $48.4 million raised in a public offering in January 2012. As of March 1, 2012, Trius had 38,562,612 shares outstanding.

Trius Recent Key Accomplishments

•

Announced positive top line data for the “112” Phase 3 trial of tedizolid phosphate in acute bacterial skin and skin structure infections (ABSSSI) in December 2011. The 112 trial is the first of two pivotal Phase 3 trials and it tested 6 days of oral dosing of tedizolid phosphate versus 10 days of oral dosing of linezolid.

•

Met all primary and secondary efficacy outcomes in the 112 trial which also showed that tedizolid phosphate patients demonstrated a statistically lower incidence of gastrointestinal adverse events and myelosuppression signals than did linezolid patients.

•	Earned a $5 million milestone from Bayer in January 2012 as a result of the successful completion of the 112 study.

•	Continued enrollment in the second Phase 3 trial in ABSSSI (the 113 IV to oral transition study) and remain on track to complete enrollment in 2012.

•

Initiated IND-enabling studies in December 2011 for a Gyrase-B development candidate with potent activity against Gram-negative bacterial pathogens including multi-drug resistant strains of E. coli, Klebsiella, Acinetobacter and Pseudomonas.

•	Completed a public offering in January 2012 and raised net proceeds of $48.4 million.

Trius also announced that on March 9, 2012, the Company received a letter from the Securities and Exchange Commission (SEC) stating that the SEC had completed its review and requested no changes to Trius’ Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. The SEC review, which was previously announced on January 25, 2012, requested additional information regarding the Company’s Form 10-Q with respect to obligations, consideration, milestones and revenue recognized in the third quarter of 2011 under Trius’ Collaboration and License Agreement with Bayer Pharma AG.

Revenues for the three months ended December 31, 2011 increased to $5.0 million compared to $2.5 million for the same period in 2010. For the year ended December 31, 2011, revenues were $41.0 million compared to $8.0 million for the same period in 2010. The increase in revenues during the three months and year ended December 31, 2011 was largely a result of revenues from the Company’s collaboration with Bayer Pharma AG which included a one-time payment of $25.0 million due upon the commencement of the collaboration and a $2.0 million milestone payment earned under the collaboration.

Research and development expenses for the three months ended December 31, 2011 were $13.8 million compared to $9.6 million for the same period in 2010. Research and development expenses for the year ended December 31, 2011 increased to $49.5 million compared to $23.3 million for the same period in 2010. The increase in expenses was primarily related to higher clinical trial expenses due to the initiation of the second Phase 3 clinical trial for tedizolid phosphate.

General and administrative expenses for the three months ended December 31, 2011 increased to $2.8 million compared to $1.9 million for the same period in 2010. General and administrative expenses for the year ended December 31, 2011 were $11.3 million compared to $5.4 million for the same period in 2010. The increase in general and administrative expenses was primarily due to additional personnel costs, expenses related to the negotiation of the Company’s collaboration agreement with Bayer, pre-commercialization expenses and costs from operating as a publicly traded company for a full fiscal year.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections. The Company’s lead investigational drug, tedizolid phosphate, is a once daily, IV and orally administered second generation oxazolidinone in Phase 3 clinical development for the treatment of ABSSSI. Trius has two Special Protocol Assessments with the FDA for its two Phase 3 ABSSSI trials and has partnered with Bayer HealthCare for the development and commercialization of tedizolid phosphate outside of the U.S., Canada and the European Union. In addition to the Company’s tedizolid phosphate clinical program, Trius has initiated IND-enabling studies for its Gyrase-B development candidate with potent activity against Gram-negative bacterial pathogens including multi-drug resistant strains of E. coli, Klebsiella, Acinetobacter and Pseudomonas. The Gyrase-B program is one of the three preclinical programs supported by federal contracts. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Trius’ ability to successfully complete its ongoing clinical trials and development programs. Risks that contribute to the uncertain nature of the forward-looking statements include: Trius’ ability to obtain additional financing; the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Form 10-K, Forms 10-Q and other documents filed with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Trius Therapeutics, Inc.

Statements of Operations

(In thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)
Revenues:
Contract research	$3,517	$2,522	$12,086	$8,032
Collaboration and license fees	1,484	—	28,925	—

Total revenues	5,001	2,522	41,011	8,032

Operating expenses:
Research and development	13,782	9,645	49,503	23,320
General and administrative	2,788	1,879	11,339	5,406

Total operating expenses	16,570	11,524	60,842	28,726

Loss from operations	(11,569)	(9,002)	(19,831)	(20,694)

Other income (expense):
Interest income	3	7	21	8
Interest expense	—	—	—	(3,889)
Fair value adjustment of stock warrant liability	(946)	—	1,558	467
Other income	1	245	2	245

Total other income (expense)	(942)	252	1,581	(3,169)

Net loss	(12,511)	(8,750)	(18,250)	(23,863)
Accretion of deferred financing costs on redeemable convertible preferred stock	—	—	—	(18)

Net loss attributable to common stockholders	$(12,511)	$(8,750)	$(18,250)	$(23,881)

Net loss per share, basic and diluted	$(0.44)	$(0.37)	$(0.69)	$(2.36)

Weighted-average shares outstanding, basic and diluted	28,597	23,544	26,517	10,099

Trius Therapeutics, Inc.

Balance Sheets

(In thousands except share and per share data)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$11,381	$14,515
Short-term investments, available-for-sale	47,762	30,823
Accounts receivable	4,272	1,832
Prepaid expenses and other current assets	3,272	1,389

Total current assets	66,687	48,559
Property and equipment, net	1,037	701
Restricted cash	150	—
Other assets	251	240

Total assets	$68,125	$49,500

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,774	$2,147
Accrued liabilities and other	6,959	1,661
Common stock warrant liability	7,124	—
Current portion of deferred revenue	377	—

Total current liabilities	18,234	3,808
Deferred revenue	—	238

Total liabilities	18,234	4,046

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at December 31, 2011 and December 31, 2010; no shares issued and outstanding at September 30, 2011 and December 31, 2010	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at December 31, 2011 and December 31, 2010; 28,663,548 and 23,648,646 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	4	3
Additional paid-in capital	145,272	122,593
Accumulated other comprehensive income	7	—
Accumulated deficit	(95,392)	(77,142)

Total stockholders’ equity	49,891	45,454

Total liabilities and stockholders’ equity	$68,125	$49,500

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Public Relations Contact:	Investor Relations Contact:
Jason Spark at Canale Communications, Inc.	Stefan Loren at Westwicke Partners, LLC
jason@canalecomm.com	sloren@westwicke.com
619-849-6005	443-213-0507